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[AMERICAN FAMILY LIFE INSURANCE COMPANY]


                                February 27, 2001



Board of Directors
American Family Life Insurance Company
6000 American Parkway
Madison, Wisconsin 53783-0001


To The Board of Directors:

This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 (the "Registration Statement") (File No. 333-44956) which covers premiums received under certain flexible premium variable universal life insurance policies ("Policies" or "Policy") issued by American Family Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes Policies which are issued by the Company. The policy forms were reviewed under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion: The illustrations of death benefits, cash values, surrender values and accumulated premiums included in the Registration Statement for the Policy and based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for the ages and genders shown, than to prospective purchasers of a Policy for other ages and gender.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.



                                                  Very Truly Yours,


                                                  /s/ John Christensen
                                                  ------------------------------
                                                     John Christensen
                                                     Chief Actuary - Life/Health